EXHIBIT 16.1




                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]




April 29, 2003



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of 3D Systems Corporation's Form 8-K dated April 29, 2003. We have no basis to either agree or disagree with the statements made in paragraphs 1 through 4. We agree with the statements made in paragraphs 5 and 6.

Yours truly,


/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP